Exhibit 10.47

Amendment to Option Agreement

This Option Agreement Amendment (“Amendment”) is entered into by and between MagicJack VocalTec Ltd., a company formed under the laws of Israel (“Company”) and Kristin Beischel (“Executive”) as of July 27, 2017, for the purpose of amending that certain Stock Option Agreement by and between the Company and Executive with a grant date of May 8, 2017 (the “Option Agreement”) issued pursuant to the Company’s Amended and Restated 2013 Stock Incentive Plan (the “Plan”).

RECITALS:

A.	The Option Agreement was entered into on May 8, 2017 pursuant to resolutions of the Compensation Committee and Board of Directors of the Company of even date;

B.
The resolutions of the Committee and the Board provided that the Option Agreement was subject to the approval by the Company’s shareholders of amendments to Plan, including an amendment to increase the number of shares available for issuance under the Plan;

C.	Section 5 of the Option Agreement mistakenly provides that the Option Agreement is also subject to approval of the Company’s shareholders; and

D.	The Company and Executive wish to amend the Option Agreement to remove the mistaken reference to the Agreement being subject to shareholder approval.

In consideration of the foregoing, the mutual obligations of the Company and the Executive under the Option Agreement, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree to amend the Option Agreement as follows:

Section 5 of the Option Agreement is hereby deleted and replaced with the following:

5. Stockholder Approval. Optionee acknowledges that the Plan requires stockholder approval at the next annual or special meeting of stockholders following adoption and approval by the Board. If the adoption of the Plan is not approved by the Company’s stockholders within one (1) year following the Date of Grant, this Agreement shall be cancelled and void ab initio immediately following such next annual or special meeting of stockholders.

Other than as modified by this Amendment, the Option Agreement remains unchanged.

MAGICJACK VOCALTEC LTD.

By:	/s/ Don Carlos Bell III	/s/ Kristin Beischel
	Don Carlos Bell III	Kristin Beischel
Chief Executive Officer